Exhibit 99 (i)

TRUSTCASH

June 26th ,2008

Paivis, Corp
400 - 3475 Lenox Road
Atlanta Georgia
30326

RE: Amended Merger Agreement dated Feb 5, 2008 (the “Agreement”)

Attention: Ed Kwong, President

This letter will serve to acknowledge our understanding that the Outside Closing Date as described in the Agreement cannot be met.

Rather than terminate the Agreement I propose we continue our efforts to meet the due diligence requirements. In addition, if and when a suitable financing proposal is accepted we can at that time redefine the Outside Closing Date to correspond with a Merger.

Accepting that the above accurately details your understanding of our agreement in this regard could you please execute this letter where indicated and return same at your earliest convenience.

Yours truly,

TRUSTCASH HOLDINGS, INC.

Per:      /s/ Kent Carasquero
     Kent Carasquero, President

Acknowledged and agreed to this 26th day of June, 2008, by:

PAIVIS, CORP

Per:     /s/ Edwin Kwong
     Edwin Kwong, President